Exhibit 99.1

For Immediate Release

Broder Bros., Co. Announces First Quarter 2008 Results

Trevose, PA – May 13, 2008 – Broder Bros., Co. (the “Company”) today announced results for its first quarter ended March 29, 2008.

First Quarter 2008 Results Compared to Prior Year

First quarter 2008 net sales were $196.7 million compared to $200.6 million for the first quarter 2007. Loss from operations for the first quarter 2008 was $(3.9) million compared to a loss of $(7.8) million for the first quarter 2007. First quarter 2008 net loss was $(13.3) million compared to $(11.1) million for the first quarter 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $0.8 million for the first quarter 2008 compared to EBITDA of $(2.9) million for the first quarter 2007. A reconciliation of EBITDA to net loss is set forth at the end of this press release.

Results include the impact of certain restructuring, integration and other highlighted charges discussed below. Excluding these highlighted charges, EBITDA was $1.4 million for the first quarter 2008 and $6.1 million for the first quarter 2007.

The Company has three operating segments: “Broder,” “Alpha” and “NES.” The Broder division generated first quarter 2008 net sales of $74.6 million compared to $81.6 million in the first quarter 2007. The Alpha division generated first quarter 2008 revenue of $98.2 million compared to $95.3 million in the first quarter 2007. The NES division generated net sales of $23.9 million in the first quarter 2008 compared to $23.7 million in the first quarter 2007.

First quarter 2008 gross profit was $33.3 million compared to $36.2 million for the first quarter 2007. First quarter 2008 gross margin was 16.9% compared to gross margin of 18.0% in the prior period. The decrease in gross profit was attributable to lower unit volumes and lower gross profit per unit in private label brands.

Business Outlook

In its fourth quarter 2007 press release, the Company reported that it has undertaken three initiatives during 2008 to drive improved performance. First, the Company published a new price list early in the second quarter 2008 to improve margins over fiscal 2007 levels for its commodity trade, private label and exclusive brand products. Since the Company’s quality of inventory has dramatically improved over fiscal 2007, the Company’s goal is to use its inventory to gain market share. Second, the Company hired additional sales managers during the fourth quarter 2007 to better manage the Company’s inside and outside sales forces. Since the Company maintains three separate sales forces, management believes that regional sales managers will help the Company gain market share by targeting the sales force to foster growth across customers with major potential and to avoid unproductive, inter-division competition. The Company has developed additional reporting of sales data to monitor the activities and productivity of its inside and outside sales forces as well as its recently hired regional sales managers. Third, the Company expects to reduce its operating expenses during fiscal 2008 as distribution center personnel become more efficient in picking orders in the new multi-branded distribution centers, as orders continue to shift from call center calls to web orders following the introduction of three new websites launched during the first quarter 2007, and as fixed operating expenses are reduced by consolidating functions that had not yet been fully consolidated following acquisitions. During the first quarter 2008, the Company reduced fixed headcount which will result in a $1.6 million decrease in annualized operating expenses.

Liquidity

The Company relies primarily upon cash flow from operations and borrowings under its revolving credit facility to finance operations, capital expenditures and debt service requirements. Borrowings and availability under the revolving credit facility fluctuate due to seasonal demands. Historical borrowing levels have reached peaks during the middle of a given year and low points during the last quarter of the year. Borrowings under the revolving credit facility increased from $102.7 million at December 29, 2007 to $132.0 million at March 29, 2008. The increase in the revolver was due to higher inventory purchases during the period to support growth in the Company’s trade brand products. The Company’s revolving credit facility provides for aggregate borrowings up to $225.0 million, subject to borrowing base availability. Borrowing base availability at March 29, 2008, December 29, 2007 and March 31, 2007 was $60.5 million, $55.5 million and $68.3 million, respectively.

Selected Balance Sheet Information

(dollars in millions)

(Unaudited)

	March 29, 2008	December 29, 2007	March 31, 2007
Accounts Receivable, Net	$86.3	$85.3	$83.0
Inventory (1)	241.0	191.8	234.6
Accounts Payable (1)	118.5	89.8	104.6
Revolving Credit Debt	132.0	102.7	106.3

	76.8	84.6	106.7

Senior Notes	$225.0	$225.0	$225.0

Shareholders’ Equity	$(71.6)	$(58.4)	$54.3

(1)	Inventory and accounts payable at March 2008, December 2007 and March 2007 include accruals for inventory in-transit between suppliers and Company distribution centers of $6.5 million, $14.2 million and $18.4 million, respectively.

Highlighted Charges

Results for the three months ended March 29, 2008 and March 31, 2007 include certain charges as follows:

(dollars in millions)

(Unaudited)

	Three Months Ended
	2008	2007
Total restructuring charges	$0.3	$7.2
Facilities consolidation-related charges	0.1	1.3
Stock-based compensation	0.1	0.1
Management fees	0.1	0.3
Other highlighted charges	—	0.1

Total highlighted charges	$0.6	$9.0

Restructuring charges recorded during the first quarter of 2008 consisted of severance costs of $0.1 million and interest accretion on restructuring charges. Facilities consolidation-related charges consisted of commission expense to sublease a facility closed in connection with the Company’s recently completed distribution center consolidation.

Restructuring charges recorded during the first quarter 2007 consisted of $6.5 million in facility closure costs and $0.7 million in severance resulting from the distribution center consolidation initiative. Facilities consolidation-related charges consisted primarily of incremental training and travel costs and duplicative rent payments directly attributable to the opening of multi-branded facilities. Other highlighted charges consisted of consulting fees related to an inventory and supply chain initiative.

Conference Call

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Tuesday, May 13, 2008 to discuss its first quarter 2008 results. The domestic dial-in number for the call is (800) 768-6544. The confirmation code is 1642327. For those unable to participate in the conference call, a replay will be available beginning May 13, 2008 at 12:00 p.m. Eastern Time until May 23, 2008 at 12:00 p.m. Eastern Time. To access the replay, dial (888) 203-1112. The replay passcode is 1642327.

* * * * * * *

About Broder Bros., Co.

Broder Bros., Co. owns and operates three leading brands in the imprintable sportswear industry: “Broder,” “Alpha” and “NES.” Through these three long-standing and well-recognized industry leaders, the Company operates the largest distribution network in the industry, which consists of eight major distribution centers and ten “Express” facilities offering pick-up room service. The Company has the ability to ship to over 80% of the U.S. population in one day and 98% of the U.S. population in two days. The imprintable sportswear industry is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, primarily because of their size, do not generally purchase directly from manufacturers. The Company has the resources to handle small orders, while offering broad selection, depth of inventory and rapid delivery. The Company’s customers are decorators who decorate the blank products it supplies and then in turn sell to a wide variety of end consumers

The Broder, Alpha and NES brands offer unparalleled customer service, product selection, industry leading catalogs and marketing materials that have been central to the success of each brand. The Company offers virtually all of the leading industry product styles including those manufactured by Gildan, Russell, Hanes, Anvil and Fruit of the Loom, as well as many exclusive brands including Adidas Golf, Champion, Columbia Sportswear, Alternative Apparel and Dickies Workwear. The Company has also developed proprietary brands including Devon & Jones, Chestnut Hill, Authentic Pigment, Harriton, HYP, Desert Wash, Great Republic and Harvard Square.

Broder Bros., Co. was purchased in May 2000 by Bain Capital, one of the leading private equity investment firms in the world. Subsequent to Bain’s purchase of Broder Bros., Co., the Company expanded its geographic reach and market share through the acquisitions of St. Louis T’s in 2000, Full Line Distributors and Gulf Coast Sportswear in 2001, T-Shirts & More and Alpha Shirt Company in 2003, NES Clothing Company in 2004 and Amtex in 2006.

Broder Bros., Co. headquarters are located at Six Neshaminy Interplex, Trevose, PA 19053. Further information can be found on the Company’s websites: www.broderbrosco.com, www.broderbros.com, www.alphashirt.com and www.nesclothing.com.

Forward-Looking Information

This press release contains forward-looking information. These statements reflect management’s expectations, estimates, and assumptions based on information available at the time of the statement. Forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors, including those set forth below, which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those statements, include, but are not limited to: (a) general economic conditions; (b) significant competitive activity, including promotional and price competition; (c) changes in customer demand for the Company’s products and the Company’s ability to protect and/or expand customer relationships; (d) price volatility of raw materials; (e) success of marketing and advertising programs; (f) risks associated with new products and new product features; (g) collectibility of receivables from customers; (h) ability to attract and retain key personnel; (i) costs of insurance and other selling, general and administrative expenses; (j) risks related to the Company’s emphasis on private label products; (k) ability to realize deferred tax assets in the future, including the potential to record a valuation allowance against deferred tax assets in the future; (l) experiencing a significant adverse change in the business, or “triggering event,” which would require the Company to perform an impairment evaluation for goodwill and indefinite-lived intangible assets which could result in a substantial non-cash charge; (m) risks related to the integration of acquired businesses; (n) risks related to the Company’s overall acquisition strategy; and (o) other risk factors listed in the Company’s reports filed with the Securities and Exchange Commission from time to time. Management undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 29, 2008 AND MARCH 31, 2007

(dollars in millions)

(Unaudited)

	Three Months Ended
	2008	2007
Net sales	$196.7	$200.6
Cost of sales (exclusive of depreciation and amortization as shown below)	163.4	164.4

Gross profit	33.3	36.2

Warehousing, selling and administrative expenses	32.0	31.5
Restructuring and asset impairment charges, net	0.3	7.2
Management fee	0.1	0.3
Stock-based compensation	0.1	0.1
Depreciation and amortization	4.7	4.9

Operating expenses	37.2	44.0

Loss from operations	(3.9)	(7.8)

Interest expense, net of change in fair value of interest rate swaps	9.3	10.2

Other expenses	9.3	10.2

Loss before income taxes	(13.2)	(18.0)

Income tax provision (benefit)	0.1	(6.9)

Net Loss	$(13.3)	$(11.1)

Reconciliation to EBITDA
Interest expense, net of change in fair value of interest rate swaps	9.3	10.2
Income tax provision (benefit)	0.1	(6.9)
Depreciation and amortization	4.7	4.9

EBITDA	$0.8	$(2.9)

EBITDA includes the effects of certain charges more fully described in this release. EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of the Company’s operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with generally accepted accounting principles. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies.